Exhibit (d)(26)

GLENMEDE INVESTMENT MANAGEMENT LP

May 5, 2025

Elizabeth A. Eldridge

President

The Glenmede Fund, Inc.

c/o Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 4000

Philadelphia, PA 19103-7391

Re:	The Glenmede Fund, Inc: Global Secured Options Portfolio

Dear Ms. Eldridge:

Pursuant to Investment Advisory Agreement between the Fund on behalf of the Global Secured Options Portfolio (formerly, the International Secured Options Portfolio) (the “Portfolio”) and Glenmede Investment Management LP (the “Adviser”) dated September 28, 2012, the Adviser is entitled to investment advisory fees of 0.55% of the Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of the Portfolio, the Adviser shall, until future notice, but in no event terminating before May 5, 2026 waive all or a portion of its investment advisory fees and/or reimburse expenses (other than, Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which the Portfolio’s total operating expenses (other than Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) of: 0.85% of the average daily net assets attributable to Advisor Class shares of the Portfolio and 0.65% of the average daily net assets attributable to Institutional Class shares of the Portfolio.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

This Agreement supersedes that certain letter agreement dated February 6, 2025 made by the Adviser with respect to the Portfolio.

Glenmede Investment Management LP

By:	Gatepost Partners, LLC, its General Partner

By:	/s/ Peter Zuleba
Peter Zuleba
Director

Your signature below acknowledges
acceptance of this Agreement:

By:	/s/ Elizabeth A. Eldridge
Elizabeth A. Eldridge
President
The Glenmede Fund, Inc.